Exhibit 99.1

FOR IMMEDIATE RELEASE	July 20, 2011

Rowan Announces Agreement to Sell Land Drilling Division

HOUSTON, TEXAS – Rowan Companies, Inc. (“Rowan” or the “Company”) (NYSE: RDC) announced today that it has entered into a purchase and sale agreement (the “Agreement”) with Ensign United States Drilling (S.W.) Inc., a subsidiary of Ensign Energy Services Inc.(“Ensign”), to sell Rowan’s land drilling division for $510 million in cash, plus working capital of approximately $30 million. The Agreement is subject only to regulatory approval, which the Company expects to obtain within 60 days.

Matt Ralls, President and Chief Executive Officer, commented, “We are pleased to enter into this agreement with Ensign, as we continue to execute our stated strategy to separate non-core businesses.  We expect that our after-tax proceeds, estimated at approximately $370 million, will be redeployed into our offshore drilling business and recently announced deepwater expansion.  We believe our high-specification land rig fleet will be a strong addition to Ensign’s global fleet of over 300 land rigs, and that our land division employees will have significant opportunities with such a large and well-respected operation.  I want to personally thank all of the land division employees for their dedication and service over the years as part of the Rowan family, and wish them the best in their careers with Ensign.”

Goldman, Sachs & Co. is acting as financial advisor to Rowan.

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services with a leading position in high-specification jack-up rigs.  The Company’s fleet of 29 jack-up rigs is located worldwide, including the Middle East, the North Sea, Trinidad, and the Gulf of Mexico.  Rowan also has two additional high-specification jack-ups under construction to be delivered later this year and recently announced plans to enter the ultra-deepwater market with two high-specification drillships expected to be delivered in late 2013 and mid 2014.  Rowan's stock is traded on the New York Stock Exchange under the symbol "RDC". For more information on Rowan, please visit www.rowancompanies.com.

Contact:
Suzanne M. McLeod
Director of Investor Relations
(713) 960-7517
smcleod@rowancompanies.com